Exhibit 10.23
MUTUAL RELEASE AGREEMENT
THIS MUTUAL RELEASE AGREEMENT (the “Agreement”) is made as of February 11, 2018 (the “Signing Date”) by and between Axovant Sciences, Inc. (“Axovant”), Roivant Sciences, Inc. (“Roivant”) and David Hung (“Hung”) (collectively, the “Parties”).
RECITALS
WHEREAS, Roivant is an Affiliate of, and under common control with, Axovant (with the term “Affiliate” having the meaning given it in Rule 405 of the U.S. Securities and Exchange Commission);
WHEREAS, Hung has been employed by Axovant as Axovant’s President and Chief Executive Officer pursuant to that certain Employment Agreement dated as of April 7, 2017 between Hung and Axovant (the “Employment Agreement”);
WHEREAS, Hung has served as an Advisor to Roivant pursuant to that certain Advisor Agreement dated as of June 1, 2017 between Hung and Roivant (the “Advisor Agreement”); and
WHEREAS, Hung’s last day of employment with Axovant will be February 11, 2018 (the “Separation Date”) pursuant to that certain Separation Agreement dated the Signing Date between Hung and Axovant (the “Separation Agreement”);
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Parties hereby covenant and agree as follows effective as of the Separation Date:
AGREEMENT
1. TERMINATION OF ADVISOR AGREMENT AND EMPLOYMENT AGREEMENT. Each of Roivant and Hung acknowledges and agrees that the Advisor Agreement terminated by its terms as of the Separation Date. Each of Roivant, Axovant and Hung acknowledges and agrees that the Employment Agreement shall be terminated, effective as of the Hung Release Effective Date (as such term is defined below).

2. MUTUAL RELEASE OF CLAIMS.

(a) Hung Release of Claims. Hung hereby generally and completely releases Axovant and Roivant, along with each of their parents, subsidiaries, successors, predecessors, Affiliates, officers, directors, agents, servants, employees, attorneys, shareholders, insurers and assigns (collectively, the “Hung Released Parties”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorney’s fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the Signing Date (the “Hung Released Claims”). The Hung Released Claims include, without limitation: (i) all claims directly or indirectly arising from Hung’s employment with Axovant or the termination of that employment relationship, Hung’s advisor relationship with Roivant or the termination of that advisory relationship, or Hung’s relationships with any of the Released Parties stemming from Hung’s employment or advisory role as applicable or the termination of such relationships; (ii) claims or demands related to salary, bonuses, fees, retirement contributions, profit-sharing rights, incentive compensation, stock, stock options or any other ownership or equity interests with respect to the Hung Released Parties, or any other form of compensation or benefit; and (iii) claims pursuant to any federal, state or local law, statute or cause of action in any jurisdiction related to Hung’s employment by Axovant or Hung’s independent contractor services for Roivant, including, without limitation, the federal Civil Rights Act of 1964, the federal Americans with Disabilities Act of 1990, tort law, contract law, wrongful discharge, discrimination, harassment, fraud, defamation, emotional distress and breach of the implied covenant of good faith and fair dealing.

(b) ADEA Waiver. Hung also specifically acknowledges that Hung is knowingly and voluntarily waiving and releasing any rights Hung may have under ADEA; and that the consideration given under this Agreement and the Separation Agreement for this waiver and release is in addition to anything of value to which Hung is already entitled. Hung further acknowledges that Hung has been advised by this writing, as required by the ADEA, that: (i) Hung’s waiver and release do not apply to any rights or claims that may arise on or after the date Hung executes this Agreement; (ii) Hung should consult with an attorney prior to executing this Agreement (although Hung may choose voluntarily not to do so); (iii) Hung has twenty-one (21) days to consider this Agreement (although Hung may choose voluntarily to execute it earlier); (iv) Hung has seven (7) days following the date Hung signs this Agreement to revoke Hung’s acceptance of it (by written revocation notice to the Chief Financial Officer of Axovant received within the 7-day revocation period); and (v) this Agreement shall not be effective until the eighth day after Hung has signed it, provided that the revocation period has expired unexercised (the “Hung Release Effective Date”).

(c) Notwithstanding any of the foregoing or any other agreement, Hung is not hereby releasing any of the following claims (the “Excluded Claims”): (i) any rights or claims for indemnification or insurance (including, but not limited to, directors and officers insurance) Hung may have pursuant to the charter, bylaws or operating agreements of the Hung Released Parties, or under applicable law; (ii) any rights that are not waivable as a matter of law; (iii) any vested compensation, equity or benefits rights under the Employment Agreement, the Advisor Agreement, any equity plans of the Hung Released Parties, any option grant notices or award agreements, or other equity award agreements and retirement plans (the “Compensation Arrangements”); (iv) any claims arising under the Compensation Arrangements after the Separation Date; (vii) any claims arising under this Agreement, the Separation Agreement or the Advisor Agreement (or any agreements referenced therein, to the extent such agreements survive following the Signing Date); or (viii) any claims arising after the Signing Date, including without limitation any claims for breach of this Agreement. Hung hereby represents and warrants that, other than the Excluded Claims, Hung is not aware of any claims that Hung has or may have against any of the Hung Released Parties that are not included in the Hung Released Claims.

(d) Axovant and Roivant Released Claims. Axovant and Roivant each hereby generally and completely release Hung of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorney’s fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the Signing Date; provided, however, that this release shall not extend to: (i) any claims arising after the Signing Date, including without limitation any claims for breach of this Agreement; (ii) any claims arising under this Agreement, the Separation Agreement or the Advisor Agreement (or any agreements referenced therein, to the extent such agreements survive following the Signing Date); or (iii) any rights that are not waivable as a matter of law.

3. MUTUAL NON-DISPARAGEMENT. Effective as of the Hung Release Effective Date, so long as Roivant and Axovant have executed this Agreement: (a) Hung agrees not to disparage any of (i) Axovant, Axovant Sciences Ltd., Roivant, Roivant Sciences Ltd., (ii) any person known to Hung to be a member of the board of directors, officer or employee of any of the foregoing entities, or (iii) any entity known to Hung to be a controlled Affiliate of any of the foregoing entities in any manner reasonably expected to be harmful in any material respect to its or their business, business reputation or personal reputation; and (b) in turn, each of Axovant and Roivant agrees that none of (i) Axovant, Axovant Sciences Ltd., Roivant, Roivant Sciences Ltd., (ii) any of the members of their respective boards of directors, (iii) any of their respective officers, or (iv) any of their respective controlled Affiliates shall disparage Hung in any manner reasonably expected to be harmful in any material respect to Hung, his business reputation or his personal reputation. Notwithstanding the foregoing, nothing herein shall prevent (i) Hung, Axovant or Roivant from engaging in any other lawful communications reasonably necessary or advisable to implement this Agreement or to enforce any rights or obligations under the Separation Agreement or the Advisor Agreement, as applicable, or (ii) any person or entity from responding truthfully, accurately and fully to any question, inquiry or request for information when required by legal process or in connection with any government agency or governmental commission investigation or proceeding. In addition, nothing in this Agreement shall limit Hung’s right to discuss his employment by Axovant with the Equal Employment Opportunity Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of his employment by Axovant with others to the extent expressly permitted by Section 7 of the National Labor Relations Act. For avoidance of doubt, the Parties specifically understand and agree that this mutual non-disparagement obligation continues after the Hung Release Effective Date.

4. COVENANT NOT TO SUE. Each of the Parties agrees and covenants not to sue or to assert claims against any person or entity released in this Agreement for any claim released in this Agreement.

5. ARBITRATION. To aid in the rapid and economical resolution of any disputes that may arise under or related to this Agreement, the Parties agree that any and all disputes, claims, or demands in any way arising from or relating to the terms of this Agreement and its execution, performance, breach or termination (including but not limited to statutory, contractual, constitutional, or common law claims) shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in New York, New York in accordance with the Dispute Resolution provisions set forth in the Separation Agreement. The Parties acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding.

6. RELIEF FOR BREACH. The Parties’ obligations under this Agreement are of a unique character that gives them particular value; breach of any of such obligations may result in irreparable and continuing damage to Axovant, Roivant or Hung, as applicable, for which there will be no adequate remedy at law; and, in the event of such breach, Axovant, Roivant or Hung, as applicable, may be entitled to injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate, to the extent determined by the arbitrator in accordance with Section 5 above). In addition, in the event it is finally determined pursuant to the arbitration provisions above, that any Party has materially breached any of their respective obligations set forth in this Agreement, then such Party shall immediately waive any rights to receive any further benefits under this Agreement, the Separation Agreement and/or the Advisor Agreement, to the extent applicable; and if the breaching Party is (i) Hung, then Axovant shall be entitled to recover from Hung all amounts paid to Hung under the Separation Agreement and, Roivant may immediately terminate the Advisor Agreement and the Option Award (as such term is defined in the Advisor Agreement) pursuant to the terms of the Option Award (as such term is defined in the Advisor Agreement)shall immediately expire and/or (ii) Roivant and/or Axovant, then, pursuant to the terms of the Advisor Agreement and Option Award (as such term is defined in the Advisor Agreement), the options granted in the Option Award (as such term is defined in the Advisor Agreement) shall (to the extent not previously vested) become immediately fully vested and the Advisor Agreement shall immediately terminate and be of no further force and effect; and Hung shall be immediately released from all obligations under the Separation Agreement (and all agreements referenced therein).

7. MISCELLANEOUS. This Agreement (along with any agreements referenced herein (and any agreements referenced in such agreements), to the extent the same shall survive execution of this Agreement) constitutes the complete, exclusive, and final embodiment of the entire agreement between the Parties relating to the subject matter hereof and supersedes all prior or contemporaneous oral or written agreements or representations concerning such subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises or representations. This Agreement may only be changed or amended by mutual written agreement of authorized representatives of the Parties. This Agreement will bind the heirs, personal representatives, successors and assigns of each Party, and inure to the benefit of the Parties, and their respective heirs, personal representatives, successors and assigns. The failure to enforce any breach of this Agreement shall not be deemed to be a waiver of any other or subsequent breach. For purposes of construing this Agreement, any ambiguities shall not be construed against either party as the drafter. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of New York. This Agreement may be executed in counterparts that shall be deemed to be part of one original, and facsimile, .PDF and electronic signatures shall be equivalent to original signatures.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.

ROIVANT SCIENCES, INC.

By:	/s/ Allen Waxman
Name:	Allen Waxman
Title:	General Counsel
AXOVANT SCIENCES, INC.

By:	/s/ Stephen Mohr
Name:	Stephen Mohr
Title:	General Counsel

DAVID HUNG

/s/ David Hung